                                                                   EXHIBIT 5-A.2

                                 March 10, 2000

U S WEST Communications, Inc.
1801 California Street
Denver, CO 80202

Re:  U S WEST Communications, Inc.
    Form S-4 Registration Statement for Exchange Offer

Gentlemen and Ladies:

As counsel to U S WEST Communications, Inc. ("USWC" or the "Registrant"), I have examined the Registration Statement on Form S-4 filed contemporaneously herewith (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), in connection with the registration under the Securities Act of 1933, as amended, of $750,000,000 of USWC's 7.20% Notes due November 1, 2004 (the "New Notes") to be exchanged for its outstanding 7.20% Notes due
November 1, 2004 (the "Old Notes"). I have examined the Indenture, dated as of October 15, 1999, by and between USWC and Bank One Trust Company, National Association, as trustee, under which the New Notes are to be issued (the "Indenture"), and such other documents, certificates and matters of fact as I have deemed necessary for purposes of this opinion. I am familiar with the proceedings taken and proposed to be taken by the Registrant in connection with the proposed authorization, issuance and exchange of New Notes for Old Notes.

I am also familiar with the opinion of Cadwalader, Wickersham & Taft, qualified to practice in New York, concerning the validity, legality, and binding effect of the Old Notes and New Notes under New York law, upon which opinion I relied in delivering my opinion pursuant to Section 6(d) of the Purchase Agreement, which has been filed as an exhibit to the Registration Statement.

Based upon the foregoing, and in reliance thereon, it is my opinion that, subject to the terms of the New Notes being otherwise in compliance with then applicable law, when the New Notes have been duly authorized, executed, authenticated and delivered in accordance with the terms of the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement, and the applicable resolutions of the Board of Directors of the Registrant, and any legally required consents, approvals, authorizations, and other orders of the Commission or any other judicial or regulatory authorities to be obtained, and, to the extent applicable, the articles of incorporation and bylaws of the Registrant and the Indenture, the New Notes will constitute legally issued and binding obligations of USWC, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, and except that the remedies of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                          Very truly yours,

                                          /s/ Thomas O. McGimpsey
                                          --------------------------------------
                                          Thomas O. McGimpsey